Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 16, 2023, relating to the consolidated financial statements of Atlis Motor Vehicles, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Atlis Motor Vehicles, Inc.'s ability to continue as a going concern). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLP

El Segundo, CA

April 17, 2023